As filed with the Securities and Exchange Commission on February 16, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONSTER WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3906555
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

622 Third Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Monster Worldwide, Inc. 401(k) Savings Plan

(Full Title of the Plan)

Copies to:
Andrew J. McKelvey
Chairman of the Board and CEO	Myron F. Olesnyckyj, Esq.
Monster Worldwide, Inc.	Senior Vice President and General Counsel
622 Third Avenue	622 Third Avenue, 39th Floor
New York, New York 10017	New York, New York 10017
(Name and Address of Agent for Service)	(212) 351-7000

(212) 351-7000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	5,000,000	$46.29(2)	$231,450,000(2)	$24,766

(1)                  This Registration Statement covers 5,000,000 shares of the Registrant’s common stock that are subject to the Monster Worldwide, Inc. 401(k) Savings Plan.  This Registration Statement also registers such additional shares of common stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plan described herein constituting separate securities required to be registered and not requiring a registration fee.

(2)                  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on February 15, 2006, as reported on the Nasdaq Stock Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Monster Worldwide, Inc., a Delaware corporation (the “Company” or the “Registrant”) and the Monster Worldwide, Inc. 401(k) Savings Plan (the “Plan”), are incorporated by reference herein:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 4, 2005;

(b)                                 the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 30, 2005, June 30, 2005 and September 30, 2005 respectively;

(c)                                  the Company’s Current Reports on Forms 8-K and 8-K/A filed with the Commission on January 21, 2005, January 25, 2005, February 1, 2005, February 3, 2005, February 7, 2005, March 18, 2005, April 1, 2005, April 29, 2005, May 5, 2005, May 6, 2005, June 7, 2005, June 17, 2005, June 30, 2005, July 15, 2005, July 21, 2005, September 14, 2005, September 28, 2005, October 18, 2005, November 7, 2005, November 10, 2005, December 20, 2005, January 23, 2006, February 6, 2006 and February 8, 2006;

(d)                                 the Plan’s Annual Report on Form 11-K for the plan year ended December 31, 2004; and

(e)                                  the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated October 16, 1996 and all amendments thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by the Plan pursuant to Section 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Explanatory Note.  The following disclosure will appear in Item 9B (Other Information) of the next Annual Report on  Form 10-K to be filed by the Registrant with the Commission pursuant to the Exchange Act.

“ITEM 9B.  OTHER INFORMATION

In December 1996 we filed a Registration Statement on Form S-8 (the “1996 S-8”) with the Securities and Exchange Commission in connection with the registration of 600,000 shares of our common stock to be used under our 401(k) Savings Plan for issuances and purchases of our common stock. The total number of such issuances and purchases to date has inadvertently exceeded the 600,000 shares of our common stock registered for this purpose under the 1996 S-8, which excess issuances and purchases may constitute violations of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”). Remedies available to the 401(k) Savings Plan participants who received shares that were not covered by the 1996 S-8 (the “Uncovered Shares”) may include their right to rescind their acquisition of such shares. Generally, the Securities Act requires that a claim for the violation of Section 5 be brought within one year after the relevant event. We believe that if Plan participants who acquired Uncovered Shares demanded rescission of their acquisition of these shares within the applicable time frame, our exposure, if any, would be immaterial. We have since filed a new Registration Statement on Form S-8 in respect of future issuances and purchases under our 401(k) Savings Plan.”

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters relating to the issuance of the shares of Common Stock offered hereby have been passed upon by Myron F. Olesnyckyj, Esq.

Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware permits the indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provisions for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company’s officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion and consent of Myron F. Olesnyckyj, Esq.

5.2	Copy of the Internal Revenue Service determination letter dated August 3, 2005 that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

15	Letter regarding unaudited interim financial information

23	Consent of BDO Seidman, LLP

24	Power of Attorney (included on signature page)

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 16th day of February, 2006.

MONSTER WORLDWIDE, INC.

By:	/s/ Charles Baker
Name: Charles Baker
Title: Chief Financial Officer

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the 401(k) Savings Plan Committee which has been appointed to administer the Monster Worldwide, Inc. 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 16th day of February, 2006.

MONSTER WORLDWIDE, INC.
401(k) SAVINGS PLAN

By:	MONSTER WORLDWIDE, INC.
401(k) SAVINGS PLAN COMMITTEE

By:	/s/ Greg Limoges
Name: Greg Limoges
Title: Committee Member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Andrew J. McKelvey and Charles Baker and each of them, acting singly his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Monster Worldwide, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew J. McKelvey	Chairman, CEO and Director	February 16, 2006
Andrew J. McKelvey	(Principal Executive Officer)

/s/ Charles Baker	Chief Financial Officer	February 16, 2006
Charles Baker	(Principal Financial Officer)

/s/ Jonathan Trumbull	Chief Accounting Officer and Global	February 16, 2006
Jonathan Trumbull	Controller
(Principal Accounting Officer)

/s/ George R. Eisele	Director	February 16, 2006
George R. Eisele

/s/ John Gaulding	Director	February 16, 2006
John Gaulding

/s/ Michael Kaufman	Director	February 16, 2006
Michael Kaufman

/s/ Ronald J. Kramer	Director	February 16, 2006
Ronald J. Kramer

/s/ David A. Stein	Director	February 16, 2006
David A. Stein

/s/ John Swann	Director	February 16, 2006
John Swann

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion and consent of Myron F. Olesnyckyj, Esq.

5.2	Copy of Internal Revenue Service determination letter dated August 3, 2005 that the Plan is qualified under Section 401 of the Code of 1986, as amended.

15	Letter regarding unaudited interim financial information

23	Consent of BDO Seidman, LLP

24	Power of Attorney (included on signature page)